Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES THIRD QUARTER 2024 RESULTS

Highlights

•Completed acquisition of Weener Packaging
•Renewed long-term contract with largest customer
•Delivered double digit growth and record volume in dispensing products
•Record Dispensing and Specialty Closures segment Adjusted EBIT
•Anticipates significant growth in 2025

STAMFORD, CT, October 30, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported third quarter 2024 net sales of $1.75 billion and net income of $100.1 million, or $0.93 per diluted share, as compared to third quarter 2023 net sales of $1.80 billion and net income of $110.6 million, or $1.02 per diluted share.

Adjusted net income per diluted share for the third quarter of 2024 was $1.21, after adjustments increasing net income per diluted share by $0.28. Adjusted net income per diluted share for the third quarter of 2023 was $1.16 after adjustments increasing net income per diluted share by $0.14. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our third quarter results continued to benefit from the success of our long-term strategic growth initiatives, the power of the Silgan portfolio and the strength and agility of our operating teams," said Adam Greenlee, President and CEO. "We are pleased to have recently closed the Weener acquisition and to welcome 4,000 new Silgan Team members. This acquisition further expands the breadth, depth and reach of our best-in-class and winning global dispensing business. Our global dispensing business delivered another consecutive quarter of double-digit growth in dispensing products and continues to see success in the marketplace as the dispensing partner of choice to the world's most iconic brands driven by our leading innovation and service model. Our Metal Containers business achieved another significant milestone in the quarter, delivering high single digit growth in pet food and successfully extending our decades-long relationship with our largest Metal Containers customer through the renewal and extension of our long-term contract. Our Custom Containers business benefited from the commercialization of new business awards, improved market demand and strong operating performance, and our teams have continued to deliver incremental business wins. Overall, we continue to see positive momentum in our business and remain on track to drive organic growth and margin improvement in 2024, while managing through the impact of severe weather and the mixed success of customer promotional activity," continued Mr. Greenlee. "With our strategic objectives continuing to deliver organic growth and the Weener acquisition, including synergies, contributing to our results, we believe we are well positioned to deliver significant earnings growth in 2025 and beyond," concluded Mr. Greenlee.

Third Quarter Results

Net sales for the third quarter of 2024 were $1.75 billion, a decrease of $58.0 million, or 3%, as compared to the same period in the prior year. Third quarter 2024 net sales declined predominantly as a result of the contractual pass through of lower raw material costs, mostly in the Metal Containers segment.

Income before interest and income taxes (EBIT) for the third quarter of 2024 was $167.3 million, a decrease of $26.8 million as compared to $194.1 million for the third quarter of 2023. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $74.7 million, $89.3 million, and $17.1 million, respectively, in the third quarter of 2024. Rationalization charges were $19.5 million and $6.4 million in the third quarters of 2024 and 2023, respectively. A reconciliation of EBIT for each segment to Adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the third quarter of 2024 was $41.9 million, a decrease of $5.4 million as compared to the third quarter of 2023 primarily due to lower borrowings in the current year period.

The effective tax rates were 20.2% and 24.7% for the third quarters of 2024 and 2023, respectively. The effective tax rate in the third quarter of 2024 was favorably impacted primarily by the reversal of tax reserves due to the expiration of statutes of limitation.

Third Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $563.7 million in the third quarter of 2024, an increase of $4.6 million, or 1%, as compared to $559.1 million in the third quarter of 2023. The increase in net sales from the prior year quarter was a result of higher volume/mix of 2%, with double digit improvement and record volume in dispensing products partially offset by lower than anticipated closures volumes for certain hot-fill beverages. The improvement in volume/mix was partially offset by the pass through of lower raw material costs of 1%.

Dispensing and Specialty Closures Adjusted EBIT increased $1.4 million to a record of $95.2 million in the third quarter of 2024 as compared to $93.8 million in the third quarter of 2023. The increase in Adjusted EBIT was driven primarily by improved price/cost, which was partially offset by the unfavorable impact of foreign currency.

Metal Containers
Net sales of the Metal Containers segment were $1.02 billion in the third quarter of 2024, a decrease of $72.0 million, or 7%, as compared to $1.09 billion in the third quarter of 2023. Metal containers volume increased 2% during the quarter, with high single digit growth for pet food markets partially offset by softer than anticipated volumes for fruit and vegetable markets. Fruit and vegetable volumes were negatively impacted by both the planned reduction in volumes by a large pack customer to reduce its working capital and severe weather that prematurely ended the fruit and vegetable packs. The increase in volume from the prior year quarter was offset primarily by unfavorable price/mix as a result of both the contractual pass through of lower raw material costs and significantly less favorable mix due to lower volumes for fruit and vegetable markets and higher volumes for pet food markets.

Metal Containers Adjusted EBIT decreased $16.4 million to $97.1 million in the third quarter of 2024 as compared to $113.5 million in the third quarter of 2023. The decline in Adjusted EBIT in the quarter was primarily the result of unfavorable price/cost including mix, largely as a result of the adverse mix impact of lower volumes related to the fruit and vegetable pack.

Custom Containers
Net sales of the Custom Containers segment were $158.8 million in the third quarter of 2024, an increase of $9.4 million, or 6%, as compared to $149.4 million in the third quarter of 2023. This increase was primarily the result of higher volumes of 5% largely due to the commercialization of new business awards.

Custom Containers Adjusted EBIT increased $8.2 million to $20.0 million in the third quarter of 2024 as compared to $11.8 million in the third quarter of 2023. The increase in Adjusted EBIT was primarily the result of more favorable price/cost including mix and higher volume due to the successful commercialization of new business awards.

Outlook for 2024

The Company has narrowed its estimate of adjusted net income per diluted share for the full year of 2024 from a range of $3.55 to $3.75 to a range of $3.55 to $3.65, a 6% increase at the midpoint of the range over adjusted net income per diluted share of $3.40 in 2023. Volume/mix in the Dispensing and Specialty Closures segment and volumes in Custom Containers are expected to be higher than 2023 levels. Volumes in the Metal Containers segment are expected to be comparable to prior year levels. Adjusted net income per diluted share includes slight accretion from the recently completed acquisition of Weener Packaging and excludes certain items as outlined in Table C at the back of this press release.

The Company anticipates interest and other debt expense in 2024 of approximately $170 million and an effective tax rate for 2024 of approximately 23 - 24%.

The Company is confirming its estimate of free cash flow in 2024 of approximately $375 million, as compared to $356.7 million in 2023. Capital expenditures are expected to be approximately $255 million in 2024.

For the fourth quarter of 2024, the Company expects low single digit volume growth in the Dispensing and Specialty Closures and Custom Containers segments. Metal Containers volumes are expected to be below prior year levels due to the early end to the fruit and vegetable pack season in 2024 as compared to strong fruit and vegetable volumes in the fourth quarter of 2023. The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2024 in the range of $0.78 to $0.88, a 32% increase at the midpoint of the range as compared to $0.63 in the fourth quarter of 2023. Adjusted net income per diluted share includes slight accretion from the recently completed acquisition of Weener Packaging and excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2024 at 11:00 a.m. eastern time on Wednesday, October 30, 2024. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (866) 416-5346 and from outside the U.S. and Canada should dial (773) 305-6865. The confirmation code for the conference call is 6661013. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.
* * *
Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2023 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

	Third Quarter		Nine Months
	2024	2023	2024	2023

Net sales	$1,745.1	$1,803.1	$4,443.5	$4,648.1

Cost of goods sold	1,451.8	1,517.2	3,670.7	3,874.1

Gross profit	293.3	285.9	772.8	774.0

Selling, general and administrative expenses	106.4	84.3	314.6	287.8

Rationalization charges	19.5	6.4	38.0	13.2

Other pension and postretirement expense (income)	0.1	1.1	(0.7)	3.7

Income before interest and income taxes	167.3	194.1	420.9	469.3

Interest and other debt expense	41.9	47.3	121.9	130.8

Income before income taxes	125.4	146.8	299.0	338.5

Provision for income taxes	25.3	36.2	67.7	77.0

Net income	$100.1	$110.6	$231.3	$261.5

Earnings per share (EPS):
Basic net income per share	$0.94	$1.02	$2.17	$2.39
Diluted net income per share	$0.93	$1.02	$2.16	$2.38

Cash dividends per common share	$0.19	$0.18	$0.57	$0.54

Weighted average shares:
Basic	106.8	108.4	106.8	109.6
Diluted	107.1	108.8	107.1	110.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2024	2023	2023
Assets:
Cash and cash equivalents	$368.5	$307.1	$642.9
Trade accounts receivable, net	1,210.3	1,295.9	599.5
Inventories	780.4	919.0	940.8
Other current assets	160.2	139.8	165.7
Property, plant and equipment, net	1,956.0	1,911.6	1,961.6
Other assets, net	3,272.0	3,238.9	3,300.7
Total assets	$7,747.4	$7,812.3	$7,611.2

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,051.4	$1,017.7	$1,431.4
Current and long-term debt	3,808.1	4,210.5	3,426.8
Other liabilities	833.9	802.2	863.6
Stockholders' equity	2,054.0	1,781.9	1,889.4
Total liabilities and stockholders' equity	$7,747.4	$7,812.3	$7,611.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$231.3	$261.5
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	198.6	196.7
Amortization of debt discount and debt issuance costs	4.0	4.0
Rationalization charges	38.0	13.2
Other changes that provided (used) cash:
Trade accounts receivable, net	(614.6)	(638.3)
Inventories	160.8	(152.9)
Trade accounts payable and other changes, net	(232.0)	(280.2)
Net cash (used in) operating activities	(213.9)	(596.0)

Cash flows provided by (used in) investing activities:
Capital expenditures	(192.0)	(173.5)
Proceeds from asset sales	3.2	1.6
Other investing activities	(0.3)	1.3
Net cash (used in) investing activities	(189.1)	(170.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(61.8)	(59.7)
Changes in outstanding checks - principally vendors	(160.6)	(61.4)
Shares repurchased under authorized repurchase program	—	(174.7)
Net borrowings and other financing activities	356.6	783.4
Net cash provided by financing activities	134.2	487.6

Effect of exchange rate changes on cash and cash equivalents	(5.6)	0.5

Cash and cash equivalents:
Net (decrease)	(274.4)	(278.5)
Balance at beginning of year	642.9	585.6
Balance at end of period	$368.5	$307.1

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2024	2023	2024	2023
Net sales:
Dispensing and Specialty Closures	$563.7	$559.1	$1,665.0	$1,699.1
Metal Containers	1,022.6	1,094.6	2,290.5	2,475.6
Custom Containers	158.8	149.4	488.0	473.4
Consolidated	$1,745.1	$1,803.1	$4,443.5	$4,648.1

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$74.7	$78.0	$213.3	$212.6
Metal Containers	89.3	110.1	187.3	231.6
Custom Containers	17.1	10.7	55.5	46.1
Corporate	(13.8)	(4.7)	(35.2)	(21.0)
Consolidated	$167.3	$194.1	$420.9	$469.3

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Third Quarter				Nine Months
	2024		2023		2024		2023
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$100.1	$0.93	$110.6	$1.02	$231.3	$2.16	$261.5	$2.38

Adjustments (a)	29.8	0.28	15.2	0.14	65.7	0.61	42.4	0.38
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$129.9	$1.21	$125.8	$1.16	$297.0	$2.77	$303.9	$2.76

Weighted average number of common shares outstanding - Diluted
		107.1		108.8		107.1		110.0

(a) Adjustments consist of items in the table below

	Third Quarter		Nine Months
	2024	2023	2024	2023
Adjustments:
Acquired intangible asset amortization expense	$12.4	$13.3	$38.0	$39.9
Other pension (income) expense for U.S. pension plans	(0.7)	0.6	(3.1)	2.2
Rationalization charges	19.5	6.4	38.0	13.2
Costs attributed to announced acquisitions	7.1	—	12.6	—
Pre-tax impact of adjustments	38.3	20.3	85.5	55.3
Tax impact of adjustments	8.5	5.1	19.8	12.9
Net impact of adjustments	$29.8	$15.2	$65.7	$42.4

Weighted average number of common shares outstanding - Diluted
	107.1	108.8	107.1	110.0
Diluted EPS impact from adjustments	$0.28	$0.14	$0.61	$0.38

Adjusted tax rate	20.7%	24.8%	22.8%	22.8%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

Table B

	Third Quarter		Nine Months
	2024	2023	2024	2023
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$74.7	$78.0	$213.3	$212.6
Acquired intangible asset amortization expense	10.9	11.8	33.6	35.4
Other pension (income) expense for U.S. pension plans	(0.2)	0.2	(0.7)	0.4
Rationalization charges	9.8	3.8	19.6	5.2
Adjusted EBIT	$95.2	$93.8	$265.8	$253.6

Metal Containers:
Income before interest and income taxes (EBIT)	$89.3	$110.1	$187.3	$231.6
Acquired intangible asset amortization expense	0.4	0.4	1.0	1.1
Other pension (income) expense for U.S. pension plans	(0.5)	0.4	(1.7)	1.1
Rationalization charges	7.9	2.6	13.9	7.9
Adjusted EBIT	$97.1	$113.5	$200.5	$241.7

Custom Containers:
Income before interest and income taxes (EBIT)	$17.1	$10.7	$55.5	$46.1
Acquired intangible asset amortization expense	1.1	1.1	3.4	3.4
Other pension (income) expense for U.S. pension plans	—	—	(0.7)	0.7
Rationalization charges	1.8	—	4.5	0.1
Adjusted EBIT	$20.0	$11.8	$62.7	$50.3

Corporate:
(Loss) before interest and income taxes (EBIT)	$(13.8)	$(4.7)	$(35.2)	$(21.0)
Costs attributed to announced acquisitions	7.1	—	12.6	—
Adjusted EBIT	$(6.7)	$(4.7)	$(22.6)	$(21.0)

Total adjusted EBIT	$205.6	$214.4	$506.4	$524.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2024	2024	2023	2024	2024	2023

U.S. GAAP net income as estimated for 2024
and as reported for 2023	$56.1	$66.8	$64.4	$287.0	$297.7	$326.0
Adjustments (a)	27.5	27.5	3.2	93.2	93.2	45.5
Non-U.S. GAAP adjusted net income as estimated for 2024 and presented for 2023
	$83.6	$94.3	$67.6	$380.2	$390.9	$371.5

U.S. GAAP diluted EPS as estimated for 2024
and as reported for 2023	$0.52	$0.62	$0.60	$2.68	$2.78	$2.98
Adjustments (a)	0.26	0.26	0.03	0.87	0.87	0.42
Non-U.S. GAAP adjusted diluted EPS as estimated for 2024 and presented for 2023
	$0.78	$0.88	$0.63	$3.55	$3.65	$3.40

(a) Adjustments consist of items in the table below

	Fourth Quarter,		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.6	$13.3	$53.6	$53.1
Other pension (income) expense for U.S. pension plans	(1.0)	1.3	(4.1)	3.6
Rationalization charges (credits)	3.5	(4.8)	41.5	8.4
Costs attributed to announced acquisitions	15.0	—	27.6	—
Purchase accounting write-up of inventory	4.0	—	4.0	—
Pre-tax impact of adjustments	37.1	9.8	122.6	65.1
Tax impact of adjustments	9.6	6.6	29.4	19.6
Net impact of adjustments	$27.5	$3.2	$93.2	$45.5

Weighted average number of common shares outstanding - Diluted
	107.2	106.9	107.1	109.2
Diluted EPS impact from adjustments	$0.26	$0.03	$0.87	$0.42

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges, costs attributed to announced acquisitions and the impact from the charge for the write-up of acquired inventory required under purchase accounting from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under

U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.